CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$13,608,000	$1,856.13

PRICING SUPPLEMENT NO. 1024 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-177923 Dated January 25, 2013

JPMorgan Chase & Co. Airbag Autocallable Yield Optimization Notes

$4,584,000 Linked to the common stock of SanDisk Corporation due January 31, 2014
$4,334,000 Linked to the common stock of Cobalt International Energy, Inc. due January 31, 2014
$1,689,000 Linked to the common stock of The Gap, Inc. due January 31, 2014
$3,001,000 Linked to the common stock of MGM Resorts International due January 31, 2014

Investment Description
Airbag Autocallable Yield Optimization Notes are unsecured and unsubordinated notes issued by JPMorgan Chase & Co. ("JPMorgan Chase") (each, a "Note" and collectively, the "Notes") linked to the performance of the common stock of a specific company (the "Underlying Stock"). The issue price of each Note will be $1,000. On a monthly basis, JPMorgan Chase will pay you a coupon regardless of the performance of the applicable Underlying Stock unless the Notes have been previously automatically called. If the price of one share of the applicable Underlying Stock closes at or above the applicable Initial Price on any quarterly Observation Date, JPMorgan Chase will automatically call the Notes and pay you an amount equal to the principal amount per Note plus the corresponding monthly coupon and no further amounts will be owed to you. If by maturity, the Notes have not been automatically called, JPMorgan Chase will either pay you the principal amount per Note or, if the closing price of one share of the applicable Underlying Stock on the Final Valuation Date is below the specified Conversion Price, JPMorgan Chase will deliver to you a number of shares of the applicable Underlying Stock equal to the principal amount per Note divided by the Conversion Price (the "Share Delivery Amount") for each Note (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-2-II under "General Terms of Notes — Anti-Dilution Adjustments"). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving a number of shares of the applicable Underlying Stock per Note at maturity that are worth less than your principal amount and the credit risk of JPMorgan Chase for all payments under the Notes. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates

❑Income — Regardless of the performance of the applicable Underlying Stock, JPMorgan Chase will pay you a monthly coupon unless the Notes have been previously automatically called. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the applicable Underlying Stock per Note at maturity that are worth less than your principal amount and the credit risk of JPMorgan Chase for all payments under the Notes.

❑Automatic Call — The Notes will be called automatically if the price of one share of the applicable Underlying Stock closes at or above the applicable Initial Price on any quarterly Observation Date, including the Final Valuation Date. If the Notes are automatically called, you will receive on the applicable Call Settlement Date your principal amount plus the applicable coupon for that date and no further amounts will be owed to you.

❑Contingent Repayment of Principal Amount at Maturity — If by maturity the Notes have not been automatically called and the price of one share of the applicable Underlying Stock does not close below the applicable Conversion Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the applicable Underlying Stock. If the Notes have not been previously automatically called and the price of one share of the applicable Underlying Stock closes below the applicable Conversion Price on the Final Valuation Date, JPMorgan Chase will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each Note at maturity, which will likely be worth less than your principal amount and may have no value at all. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date	January 25, 2013
	Settlement Date	January 31, 2013
	Observation Dates[1]	Quarterly (see page 4)
	Final Valuation Date[1]	January 27, 2014
	Maturity Date[1]	January 31, 2014
	[1]	Subject to postponement in the event of a market disruption event and as described under "Description of Notes — Postponement of an Observation Date" and "Description of Notes — Postponement of a Payment Date" in the accompanying product supplement no. UBS-2-II

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE APPLICABLE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 6 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-2-II BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering
This pricing supplement relates to four (4) separate Note offerings. Each issuance of offered Notes is linked to one, and only one, Underlying Stock. You may participate in any of the four (4) Note offerings or, at your election, in two or more of the offerings. This pricing supplement does not, however, allow you to purchase a Note linked to a basket of some or all of the Underlying Stocks described below. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples thereof. Each of the four (4) Note offerings is linked to the common stock of a different company, and each of the four (4) Note offerings has a different Coupon Rate, Initial Price and Conversion Price. The performance of each Note offering will not depend on the performance of any other Note offering.

Underlying Stock	Coupon Rate	Initial Price	Conversion Price	CUSIP	ISIN
Common stock of SanDisk Corporation	7.25% per annum	$49.66	$42.21, which is 85% of Initial Price	48126E313	US48126E3137
Common stock of Cobalt International Energy, Inc.	9.62% per annum	$24.47	$19.58, which is 80% of Initial Price	48126E297	US48126E2972
Common stock of The Gap, Inc.	7.00% per annum	$33.54	$28.51, which is 85% of Initial Price	48126E289	US48126E2899
Common stock of MGM Resorts International	7.40% per annum	$13.00	$11.05, which is 85% of Initial Price	48126E271	US48126E2717

See "Additional Information about JPMorgan Chase & Co. and the Notes" in this pricing supplement. The Notes will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-2-II dated December 18, 2012 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-2-II, will supersede the terms set forth in product supplement no. UBS-2-II.

Neither the Securities and Exchange Commission ("the SEC") nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product supplement no. UBS-2-II. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of SanDisk Corporation	$4,584,000	$1,000	$68,760	$15	$4,515,240	$985
Notes linked to the common stock of Cobalt International Energy, Inc.	$4,334,000	$1,000	$65,010	$15	$4,268,990	$985
Notes linked to the common stock of The Gap, Inc.	$1,689,000	$1,000	$25,335	$15	$1,663,665	$985
Notes linked to the common stock of MGM Resorts International	$3,001,000	$1,000	$45,015	$15	$2,955,985	$985
(1)	The price to the public includes the estimated cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates' expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see "Use of Proceeds and Hedging" beginning on page PS-18 of the accompanying product supplement no. UBS-2-II.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $15 per $1,000 principal amount Note.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Notes

This pricing supplement relates to four (4) separate Note offerings. Each issue of the offered Notes is linked to one, and only one, Underlying Stock. The purchaser of a Note will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stocks). You may participate in any of the four (4) Note offerings or, at your election, in two or more of the offerings. While each Note offering relates only to a single Underlying Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or any other Underlying Stock) or as to the suitability of an investment in the Notes.

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-2-II dated December 18, 2012. This pricing supplement, together with the documents listed below, contains the terms of the Notes, supplements the free writing prospectus related hereto dated January 22, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-2-II, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-2-II dated December 18, 2012: http://www.sec.gov/Archives/edgar/data/19617/000095010312006779/crt_dp34909-424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this pricing supplement, the "issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of the applicable Underlying Stock.

♦You believe the Underlying Stock will close at or above the Initial Price on one of the specified Observation Dates.

♦You believe the Final Price of the applicable Underlying Stock is not likely to be below the applicable Conversion Price and, if it is, you can tolerate receiving a number of shares of the applicable Underlying Stock per Note at maturity worth less than your principal amount or that may have no value at all.

♦You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying Stock and that your return is limited to the coupons paid on the applicable Note.

♦You are willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You are willing to invest in the Notes based on the applicable per annum Coupon Rate of 7.25% for Notes linked to the common stock of SanDisk Corporation, 9.62% for Notes linked to the common stock of Cobalt International Energy, Inc., 7.00% for Notes linked to the common stock of The Gap, Inc. and 7.40% for Notes linked to the common stock of MGM Resorts International.

♦You are willing and able to hold notes that may be called early and you are otherwise willing to hold the Notes to maturity, a term of 12 months.

♦You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC ("JPMS") is willing to trade the Notes.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦You require an investment designed to provide a full return of principal at maturity.

♦You are not willing to make an investment that may have the full downside market risk of the applicable Underlying Stock.

♦You believe that the price of the applicable Underlying Stock will decline during the term of the Notes and that the Final Price of the applicable Underlying Stock is likely to be below the applicable Conversion Price, which could result in a total loss of your initial investment.

♦You cannot tolerate receiving a number of shares of the applicable Underlying Stock per Note at maturity worth less than your principal amount or that may have no value at all.

♦You seek an investment that participates in the full appreciation in the price of the applicable Underlying Stock or that has unlimited return potential.

♦You are not willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You are not willing to invest in the Notes based on the applicable per annum Coupon Rate of 7.25% for Notes linked to the common stock of SanDisk Corporation, 9.62% for Notes linked to the common stock of Cobalt International Energy, Inc., 7.00% for Notes linked to the common stock of The Gap, Inc. and 7.40% for Notes linked to the common stock of MGM Resorts International.

♦You are unable or unwilling to hold notes that may be called early or you are unable or unwilling to hold the Notes to maturity, a term of 12 months, and seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 6 of this pricing supplement and "Risk Factors" in the accompanying product supplement no. UBS-2-II for risks related to an investment in the Notes.

Final Terms
Issuer	JPMorgan Chase & Co.
Issue Price per Note:	$1,000 per Note
Principal Amount per Note	$1,000 per Note
Underlying Stock	Common stock of SanDisk Corporation Common stock of Cobalt International Energy, Inc. Common stock of The Gap, Inc. Common stock of MGM Resorts International
Term	12 months, unless called earlier
Call Feature	The Notes will be automatically called if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Price. If the Notes are automatically called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the coupon for the applicable Coupon Payment Date and no further amounts will be owed on the Notes.
Observation Dates(1)	April 26, 2013 July 29, 2013 October 29, 2013 January 27, 2014 (Final Valuation Date)
Call Settlement Dates(1)	The Coupon Payment Date immediately following the applicable Observation Date, which will be 2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date
Coupon Payment	Coupons payable in arrears in twelve equal monthly installments based on the applicable Coupon Rate, regardless of the performance of the applicable Underlying Stock, unless the Notes have been previously automatically called. The Coupon Rate is (i) 7.25% per annum for Notes linked to the common stock of SanDisk Corporation, (ii) 9.62% per annum for Notes linked to the common stock of Cobalt International Energy, Inc., (iii) 7.00% per annum for Notes linked to the common stock of The Gap, Inc. and (iv) 7.40% per annum for Notes linked to the common stock of MGM Resorts International.
1st Installment through 12th Installment

For Notes linked to the common stock of SanDisk Corporation: 0.6042% (or $6.0417 per Note)

For Notes linked to the common stock of Cobalt International Energy, Inc.: 0.8017% (or $8.0167 per Note)

For Notes linked to the common stock of The Gap, Inc.: 0.5833% (or $5.8333 per Note)

For Notes linked to the common stock of MGM Resorts International: 0.6167% (or $6.1667 per Note)

Conversion Price(2)

For Notes linked to the common stock of SanDisk Corporation: $42.21, which is 85% of Initial Price

For Notes linked to the common stock of Cobalt International Energy, Inc.: $19.58, which is 80% of Initial Price

For Notes linked to the common stock of The Gap, Inc.: $28.51, which is 85% of Initial Price

For Notes linked to the common stock of MGM Resorts International:$11.05, which is 85% of Initial Price

Payment at Maturity (per Note)(3)

If the Notes have not been called and the Final Price of the applicable Underlying Stock is not below the applicable Conversion Price on the Final Valuation Date, at maturity we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount Note plus accrued and unpaid interest.

If the Notes have not been called and the Final Price of the applicable Underlying Stock is below the applicable Conversion Price on the Final Valuation Date, at maturity we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount (subject to adjustments) for each Note you own plus accrued and unpaid interest.

The value of shares delivered for the share delivery amount is expected to be worth less than the principal amount and may be worthless.

Share Delivery Amount(2),(3)	23.6911 shares per Note for Notes linked to the common stock of SanDisk Corporation, 51.0725 shares per Note for Notes linked to the common stock of Cobalt International Energy, Inc., 35.0754 shares per Note for Notes linked to the common stock of The Gap, Inc. and 90.4977 shares per Note for Notes linked to the common stock of MGM Resorts International, each of which is the number of shares of the applicable Underlying Stock per $1,000 principal amount Note equal to $1,000 divided by the applicable Conversion Price
Initial Price(2)	$49.66 for Notes linked to the common stock of SanDisk Corporation, $24.47 for Notes linked to the common stock of Cobalt International Energy, Inc., $33.54 for Notes linked to the common stock of The Gap, Inc. and $13.00 for Notes linked to the common stock of MGM Resorts International, which are the closing prices of the respective Underlying Stocks on the Trade Date
Final Price	The closing price of one share of the applicable Underlying Stock on the Final Valuation Date
(1)	See footnote 1 under "Key Dates" on the front cover
(2)

Subject to adjustment upon the occurrence of certain corporate events affecting the applicable Underlying Stock. See "General Terms of Notes — Anti-Dilution Adjustments" in the accompanying product supplement no. UBS-2-II.

(3)	We will pay cash in lieu of delivering any fractional shares of the applicable Underlying Stock in an amount equal to that fraction multiplied by the closing price of one share of the applicable Underlying Stock on the Final Valuation Date.

Investment Timeline

Trade Date:	The closing price of one share of the applicable Underlying Stock (Initial Price) is observed, the applicable Conversion Price and Share Delivery Amount are determined and the applicable Coupon Rate is set.

Monthly (including at maturity if not previously automatically called):	We pay the applicable coupon.

Quarterly (including the Final Valuation Date):

The Notes will be automatically called if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Price.

If the Notes are automatically called, we will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the coupon for the applicable Coupon Payment Date and no further amount will be paid to you.

Maturity Date:

The Final Price is determined on the Final Valuation Date.

If the Notes have not been automatically called and the Final Price of the applicable Underlying Stock is not below the applicable Conversion Price, we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount Note.

If the Notes have not been automatically called and the Final Price of the applicable Underlying Stock is below the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each Note you own.(3)

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR THAT MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

4

Coupon Payment Dates

Coupons will be payable in arrears in twelve equal monthly installments on the Coupon Payment Dates listed below (unless earlier called):

February 28, 2013	August 30, 2013
March 28, 2013	September 30, 2013
April 30, 2013*	October 31, 2013*
May 31, 2013	November 29, 2013
June 28, 2013	December 31, 2013
July 31, 2013*	January 31, 2014* (the Maturity Date)

* Corresponding Call Settlement Dates for the applicable quarterly Observation Dates.

Each Coupon Payment Date is subject to postponement in the event of a market disruption event and as described under "Description of Notes — Postponement of a Payment Date" in the accompanying product supplement no. UBS-2-II. Each Coupon Payment will be payable to the holders of record of the Notes at the close of business on the date that is one business day prior to the applicable Coupon Payment Date.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-2-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as units each comprising a Put Option and a debt component for U.S. federal income tax purposes. Of each Coupon Payment for each Note offering, we have allocated as interest on the debt component and as Put Premium the following amounts:

Underlying Stock	Coupon Rate per Annum	Interest on Debt Component per Annum	Put Premium Component per Annum
Common stock of SanDisk Corporation	7.25% per annum	0.570% per annum	6.680% per annum
Common stock of Cobalt International Energy, Inc.	9.62% per annum	0.570% per annum	9.050% per annum
Common stock of The Gap, Inc.	7.00% per annum	0.570% per annum	6.430% per annum
Common stock of MGM Resorts International	7.40% per annum	0.570% per annum	6.830% per annum

By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any. Assuming the treatment and allocation described above are respected, (a) interest on the debt component will be taxed as ordinary income, while the Put Premium will not be taken into account prior to maturity, sale or automatic call, and (b) assuming that you are an initial purchaser of Notes purchasing the Notes at the Issue Price for cash, (i) if at maturity or upon automatic call the Notes are settled in cash, you will recognize short-term capital gain in an amount equal to the total Put Premium received and (ii) if at maturity you receive the Underlying Stock, you generally will not recognize gain or loss with respect to the Put Premium or the Underlying Stock received; instead, the total Put Premium will reduce your basis in the Underlying Stock.

There are, however, other reasonable treatments that the Internal Revenue Service (the "IRS") or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of Notes at the Issue Price should also consult their tax advisers with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the debt component and the Put Option.

Non-U.S. Holders — Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or "deemed paid" after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the Notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to Notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the applicable Underlying Stock. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-2-II. We also urge you to consult your investment, legal, tax, accounting and other advisers before investing in the Notes.

Risks Relating to the Notes Generally

♦	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes. If the Notes have not been automatically called, we will pay you the principal amount of your Notes in cash only if the Final Price of the applicable Underlying Stock is greater than or equal to the applicable Conversion Price and only at maturity. If the Notes have not been automatically called and the Final Price of the applicable Underlying Stock is below the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount (subject to adjustments) for each $1,000 principal amount Note that you own instead of the principal amount in cash. As a result, if the Final Price of the applicable Underlying Stock is below the applicable Conversion Price, you will be exposed on a leveraged basis to any such decline below the applicable Conversion Price. For example, if the Conversion Price for an offering of Notes equals 80% of the Initial Price of the applicable Underlying Stock and the Final Price of the applicable Underlying Stock is below its Conversion Price, you will lose 1.25% of your principal amount per Note for each additional 1% decline in the price of the applicable Underlying Stock below its Conversion Price. If you receive shares of the applicable Underlying Stock at maturity, the value of those shares will likely be less than the principal amount of the Notes or may have no value at all. Therefore, you could lose some or all of your principal amount.
♦	Credit Risk of JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Notes are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any repayment of principal or any other amounts owed to you under the terms of the Notes and you could lose your entire investment.
Recent events affecting us have led to heightened regulatory scrutiny, may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the Notes. See "Executive Overview — CIO Synthetic Credit Portfolio Update," "Liquidity Risk Management — Credit Ratings" and "Item 4. Controls and Procedures" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and "Part II. Other Information — Item 1A. Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.
♦	The Probability That the Applicable Final Price Will Fall Below the Applicable Conversion Price on the Final Valuation Date Will Depend on the Volatility of the Applicable Underlying Stock — "Volatility" refers to the frequency and magnitude of changes in the price of the applicable Underlying Stock. Greater expected volatility with respect to the applicable Underlying Stock reflects a higher expectation as of the Trade Date that the price of such stock could close below its applicable Conversion Price on the Final Valuation Date of the Notes, resulting in the loss of some or all of your investment if the Notes have not been previously automatically called. In addition, the applicable Coupon Rate is set on the Trade Date and depends in part on this expected volatility. However, the applicable Underlying Stock's volatility can change significantly over the term of the Notes. The price of the applicable Underlying Stock for your Notes could fall sharply, which could result in a significant loss of principal.
♦	Contingent Repayment of Principal Applies Only at Maturity — If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the applicable Underlying Stock is above the applicable Conversion Price. At maturity, if the Notes have not been automatically called, we will either repay you the full principal amount per $1,000 principal amount Note or, if the price of the applicable Underlying Stock closes below the applicable Conversion Price on the Final Valuation Date, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each $1,000 principal amount Note at maturity, which will likely be worth less than your principal amount and may have no value at all. This contingent repayment of principal based on whether the Final Price is below the Conversion Price, applies only at maturity.
♦	Your Return Potential on the Notes Is Expected to Be Limited to the Accrued Coupon Payments, Regardless of Any Appreciation in the Value of the Applicable Underlying Stock — If the Notes are automatically called, the return on the Notes will be limited to the total of any coupons paid on the Notes up to and including the applicable Call Settlement Date, and you will not participate in any appreciation of the Underlying Stock, which may be significant. If the Notes are not automatically called, unless the applicable Final

Price is less than the applicable Conversion Price, for each $1,000 principal amount Note, you will receive the principal amount at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the applicable Underlying Stock, which may be significant. If the applicable Final Price is less than the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each $1,000 principal amount Note at maturity the value of which is most likely to be worth less than the principal amount as of the Maturity Date. Therefore, any positive return on the Notes is expected to be limited to the coupons paid on the Notes. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the applicable Underlying Stock during the term of the Notes.
♦	Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and could be as short as 3 months and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk in the event the Notes are called prior to the Maturity Date.
♦	Contingent Repayment of Principal Depends Solely on the Closing Price of One Share of the Applicable Underlying Stock on the Final Valuation Date — If the Notes have not been automatically called and the closing price of one share of the applicable Underlying Stock on the Final Valuation Date (i.e., the Final Price) is less than the applicable Conversion Price, you will receive a predetermined number of shares of the Underlying Stock per Note on the Maturity Date instead of the principal amount of your Notes in cash, which are expected to be worth less than your principal amount and may be worthless. Because the Final Price will be determined based on the closing price on a single day near the end of the term of the Notes, the price of the applicable Underlying Stock at the Maturity Date or at other times during the term of the Notes could be at a level above the applicable Conversion Price. This difference could be particularly large if there is a significant decrease in the price of the applicable Underlying Stock during the later portion of the term of the Notes or if there is significant volatility in the price of the applicable Underlying Stock during the term of the Notes, especially on dates near the Final Valuation Date.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to "Risk Factors — Risks Relating to the Notes Generally" in the accompanying product supplement no. UBS-2-II for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying Stock, including extending loans to, or making equity investments in, the issuer of the applicable Underlying Stock or providing advisory services to the issuer of the applicable Underlying Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuer of the applicable Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.
♦	Single Stock Risk — The price of the applicable Underlying Stock can rise or fall sharply due to factors specific to that applicable Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information regarding each Underlying Stock and its issuer, please see "The Underlying Stocks" and the section applicable to each Underlying Stock issuer in this pricing supplement and the respective issuer's SEC filings referred to in those sections. We urge you to review financial and other information filed periodically with the SEC by the issuer of the applicable Underlying Stock.
♦	Certain Built-In Costs Are Likely to Affect Adversely the Value of the Notes Prior to Maturity — While any payment on the Notes described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS's commission and the estimated cost of hedging our obligations under the Notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS's commission and our hedging costs, including those set forth under "Many Economic and Market Factors Will Influence the Value of the Notes" below. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
♦	No Dividend Payments or Voting Rights or Other Ownership Rights in the Applicable Underlying Stock — As a holder of the Notes, you will not have any ownership interest or rights in the applicable Underlying Stock, such as voting rights or rights to receive cash dividends or other distributions. In addition, the issuer of the applicable Underlying Stock will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the applicable Underlying Stock and the Notes.
♦	No Affiliation with the Applicable Underlying Stock Issuer — We are not affiliated with the issuer of the applicable Underlying Stock. We have not independently verified the information about the applicable Underlying Stock issuer contained in this pricing supplement or in product supplement no. UBS-2-II. You should make your own investigation into the applicable Underlying Stock and its issuer. We are not responsible for the applicable Underlying Stock issuer's public disclosure of information, whether contained in SEC filings or otherwise.

♦	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
♦	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the applicable Underlying Stock that may be delivered for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying Stock and making other related adjustments that may affect the likelihood of an automatic call, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Stock. If an event occurs that does not require the calculation agent to make these adjustments, the market value of your Notes, whether the Notes will be automatically called and the payment at maturity, if any, may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.
♦	Hedging and Trading in the Applicable Underlying Stock — While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including in the applicable Underlying Stock or instruments related to the applicable Underlying Stock. We or our affiliates may also trade in the applicable Underlying Stock or instruments related to the applicable Underlying Stock from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Notes could adversely affect whether the Notes will be automatically called and our payment to you at maturity, if any. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Notes declines.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying Stock) that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying Stock and could affect the value of the applicable Underlying Stock, and therefore the market value of the Notes.
♦	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Underlying Stock — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Underlying Stock or in futures, options or other derivative products on the applicable Underlying Stock may adversely affect the market value of the applicable Underlying Stock and, therefore, the market value of the Notes.
♦	Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the value of the applicable Underlying Stock and interest rates on any trading day, the value of the Notes will be impacted by a number of economic and market factors that may either offset or magnify each other and that are set out in more detail in product supplement no. UBS-2-II.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity or upon an automatic call under different hypothetical scenarios on a hypothetical offering of Notes linked to a hypothetical Underlying Stock assuming the following*:

Hypothetical term:	12 months (unless earlier called)
Hypothetical Coupon Rate**:	6.00% per annum (or $5.00 per monthly period)
Hypothetical Initial Price:	$50.00 per share
Hypothetical Conversion Price:	$40.00 (80% of the Initial Price)
Hypothetical Share Delivery Amount:	25 shares per Note ($1,000 / Conversion Price of $40.00)
Hypothetical Principal Amount:	$1,000 per Note
Hypothetical Dividend yield on the Underlying Stock***:	3.00% during the term of the Notes (3.00% annual dividend yield)

*	Actual Coupon Rate and other terms for each Note were set on the Trade Date and may be generally different from the hypothetical terms set forth above. The actual value of the Coupon Payments you will receive over the term of the Notes (until maturity or an earlier automatic call) and the actual Conversion Price applicable to your Notes may be different from the hypothetical terms set forth above, and the actual market value of the number of shares of the applicable Underlying Stock equal to the Share Delivery Amount or the principal amount, as applicable, you may receive at maturity if the Notes have not been automatically called, and therefore the total return at maturity or upon an automatic call may be more or less than the amounts displayed in these hypothetical scenarios, and will depend in part on the Initial Price of the applicable Underlying Stock, as set on the Trade Date. The actual terms for each Note are specified on the cover of this pricing supplement and in "Final Terms" on page 4.
**	Coupon payments will be paid in arrears in monthly installments during the term of the Note on an unadjusted basis.
***	Hypothetical dividend yield holders of the hypothetical Underlying Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments received by holders of the Underlying Stock.

The examples below and the return table on the following page are purely hypothetical and are not based on any specific offering of Notes linked to any specific Underlying Stock. These examples and return table are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Price of the applicable Underlying Stock is below the specified Conversion Price and (c) how the total return on the Notes may be less than the total return on a direct investment in the applicable Underlying Stock in certain scenarios.

Example 1 — Notes Are Called on the First Observation Date

Closing Price at first Observation Date:	$55.00 (at or above Initial Price, Notes are called)
Payment at Call Settlement Date:	$1,005.00
Coupons Previously Paid:	$10.00
Total Payments on the Notes:	$1,015.00
Total Return on the Notes	1.50%

Because the Notes are called on the first Observation Date, we will pay on the Call Settlement Date a cash payment equal to the principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $10.00 received on previous Coupon Payment Dates, we will have paid you a total of $1,015.00 per Note for a 1.50% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes Are Called on the Final Valuation Date

Closing Price at first Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Price, Notes NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$52.50 (at or above Initial Price, Notes are called)

Payment at Call Settlement Date:	$1,005.00
Coupons Previously Paid:	$55.00
Total Payments on the Notes:	$1,060.00
Total Return on the Notes	6.00%

Because the Notes are called on the final Observation Date (which is the Final Valuation Date), we will pay on the Maturity Date a cash payment equal to the principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $55.00 received on previous Coupon Payment Dates, we will have paid you a total of $1,060.00 per Note for a 6.00% total return on the Notes.

Example 3 — Notes Are NOT Called and the Final Price Is NOT Below the Conversion Price

Closing Price at first Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Price, Notes NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$45.00 (below Initial Price, but above Conversion Price, Notes NOT called)

Payment at Maturity:	$1,005.00
Coupons Previously Paid:	$55.00
Total Payments on the Notes:	$1,060.00
Total Return on the Notes	6.00%

Because the Notes are not called on any Observation Date and the Final Price of the Underlying Stock is not below the Conversion Price, your principal is repaid and we will pay on the Maturity Date a cash payment equal to the principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $55.00 received on previous Coupon Payment Dates, we will have paid you a total of $1,060.00 per Note for a 6.00% total return on the Notes.

Example 4 — Notes Are NOT Called and the Final Price Is Below the Conversion Price

Closing Price at first Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Price, Notes NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$20.00 (below Initial Price and Conversion Price, Notes NOT called)

Payment at Maturity (consisting of the Share Delivery Amount):	$500.00
Coupon Paid at Maturity:	$5.00
Coupons Previously Paid:	$55.00
Total Value Paid or Delivered on the Notes:	$560.00
Total Return on the Notes	-44.00%

Because the Notes are not called on any Observation Date and the Final Price of the Underlying Stock is below the Conversion Price, we will deliver on the Maturity Date the Share Delivery Amount, with any fractional shares included in the Share Delivery Amount paid in cash at the Final Price. The value received at maturity and the total return on the Notes at that time depends on (i) the price of one share of the Underlying Stock on the Maturity Date and (ii) the Final Price for any fractional shares of the Share Delivery Amount. We will also pay the coupon for the corresponding coupon payment. When added to the coupon payments of $55.00 previously received, the value of the Share Delivery Amount and coupons received from us would be worth a total of $560.00 per Note for a loss on the Notes of 44.00%.

Hypothetical Return at Maturity(1)

Underlying Stock			Conversion Event Does Not Occur(2)		Conversion Event Occurs(3)
Hypothetical Final Stock Price(4)	Stock Price Return(5)	Total Return on the Underlying Stock at Maturity(6)	Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)	Value of Payment at Maturity + Coupon Payments(9)	Total Return on the Notes at Maturity(8)
$75.00	50.00%	53.00%	$1,060.00	6.00%	N/A	N/A
$72.50	45.00%	48.00%	$1,060.00	6.00%	N/A	N/A
$70.00	40.00%	43.00%	$1,060.00	6.00%	N/A	N/A
$67.50	35.00%	38.00%	$1,060.00	6.00%	N/A	N/A
$65.00	30.00%	33.00%	$1,060.00	6.00%	N/A	N/A
$62.50	25.00%	28.00%	$1,060.00	6.00%	N/A	N/A
$60.00	20.00%	23.00%	$1,060.00	6.00%	N/A	N/A
$57.50	15.00%	18.00%	$1,060.00	6.00%	N/A	N/A
$55.00	10.00%	13.00%	$1,060.00	6.00%	N/A	N/A
$52.50	5.00%	8.00%	$1,060.00	6.00%	N/A	N/A
$50.00	0.00%	3.00%	$1,060.00	6.00%	N/A	N/A
$47.50	-5.00%	-2.00%	$1,060.00	6.00%	N/A	N/A
$45.00	-10.00%	-7.00%	$1,060.00	6.00%	N/A	N/A
$42.50	-15.00%	-12.00%	$1,060.00	6.00%	N/A	N/A
$40.00	-20.00%	-17.00%	$1,060.00	6.00%	N/A	N/A
$39.50	-21.00%	-18.00%	N/A	N/A	$1,047.50	4.75%
$38.80	-22.40%	-19.40%	N/A	N/A	$1,030.00	3.00%
$37.50	-25.00%	-22.00%	N/A	N/A	$997.50	-0.25%
$35.00	-30.00%	-27.00%	N/A	N/A	$935.00	-6.50%
$32.50	-35.00%	-32.00%	N/A	N/A	$872.50	-12.75%
$30.00	-40.00%	-37.00%	N/A	N/A	$810.00	-19.00%
$27.50	-45.00%	-42.00%	N/A	N/A	$747.50	-25.25%
$25.00	-50.00%	-47.00%	N/A	N/A	$685.00	-31.50%
$20.00	-60.00%	-57.00%	N/A	N/A	$560.00	-44.00%
$15.00	-70.00%	-67.00%	N/A	N/A	$435.00	-56.50%
$10.00	-80.00%	-77.00%	N/A	N/A	$310.00	-69.00%
$5.00	-90.00%	-87.00%	N/A	N/A	$185.00	-81.50%
$0.00	-100.00%	-97.00%	N/A	N/A	$60.00	-94.00%

(1)	This table assumes that the Notes are not called at any time during the term of the Notes prior to the Final Valuation Date pursuant to the call feature.
(2)	A conversion event does not occur if the hypothetical Final Price of the Underlying Stock is not below the hypothetical Conversion Price.
(3)	A conversion event occurs if the hypothetical Final Price of the Underlying Stock is below the hypothetical Conversion Price.
(4)	If the hypothetical Final Price of the Underlying Stock is not below the Conversion Price, the hypothetical Final Stock Price represents the closing price of one share of the Underlying Stock as of the Final Valuation Date. If the hypothetical Final Price of the Underlying Stock is below the hypothetical Conversion Price on the Final Valuation Date, the hypothetical Final Stock Price represents the closing price of one share of the Underlying Stock as of the Final Valuation Date and the Maturity Date.
(5)	The stock price return is provided for illustrative purposes only.
(6)	The total return on the Underlying Stock at maturity includes a 3.00% cash dividend payment.
(7)	Payment consists of the Principal Amount plus Coupon Payments of 6.00% per annum.
(8)	The total return on the Notes at maturity includes Coupon Payments of 6.00% per annum.
(9)	The actual value of this payment consists of the market value of a number of shares of the Underlying Stock equal to the Share Delivery Amount, valued and delivered as of the Maturity Date, with any fractional shares paid in cash at the Final Price, plus Coupon Payments of 6.00% per annum.

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

Because the closing price of one share of each Underlying Stock may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of possible payment and total return on the Notes at maturity for any specific offering of Notes linked to any specific Underlying Stock.

The hypothetical returns and hypothetical payments on the Notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying Stocks

Included on the following pages is a brief description of the issuers of the Underlying Stocks. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing prices of one share of each Underlying Stock. Except as specified below, the information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and 2012. Partial data is provided for the first calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional® service ("Bloomberg"), without independent verification. You should not take the historical prices of any Underlying Stock as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

SanDisk Corporation

According to its publicly available filings with the SEC, SanDisk Corporation, which we refer to as SanDisk, designs, develops and manufactures data storage solutions in a variety of form factors using flash memory, proprietary controller and firmware technologies. The common stock of SanDisk, par value $0.001 per share (Bloomberg ticker: SNDK), is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of SanDisk in the accompanying product supplement no. UBS-2-II. SanDisk's SEC file number is 000-26734.

Historical Information Regarding the Common Stock of SanDisk

The following table sets forth the quarterly high and low closing prices of one share of the common stock of SanDisk, based on daily closing prices on the primary exchange for SanDisk, as reported by Bloomberg. The closing price of one share of the common stock of SanDisk on January 25, 2013 was $49.66. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of SanDisk has experienced significant fluctuations. The historical performance of the common stock of SanDisk should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of SanDisk during the term of the Notes. We cannot give you assurance that the performance of the common stock of SanDisk will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that SanDisk will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of SanDisk.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2008	3/31/2008		$33.17	$20.60	$22.57
4/1/2008	6/30/2008		$33.10	$18.70	$18.70
7/1/2008	9/30/2008		$22.52	$13.35	$19.55
10/1/2008	12/31/2008		$20.65	$5.32	$9.60
1/1/2009	3/31/2009		$13.37	$7.65	$12.65
4/1/2009	6/30/2009		$16.44	$12.21	$14.69
7/1/2009	9/30/2009		$22.93	$13.33	$21.70
10/1/2009	12/31/2009		$30.13	$19.66	$28.99
1/1/2010	3/31/2010		$35.25	$25.42	$34.63
4/1/2010	6/30/2010		$49.70	$34.71	$42.07
7/1/2010	9/30/2010		$46.37	$33.24	$36.65
10/1/2010	12/31/2010		$51.64	$36.28	$49.86
1/1/2011	3/31/2011		$53.25	$42.09	$46.09
4/1/2011	6/30/2011		$50.62	$38.94	$41.50
7/1/2011	9/30/2011		$45.57	$32.37	$40.35
10/1/2011	12/31/2011		$53.38	$38.92	$49.21
1/1/2012	3/31/2012		$52.68	$45.88	$49.59
4/1/2012	6/30/2012		$50.05	$31.23	$36.48
7/1/2012	9/30/2012		$46.18	$32.81	$43.43
10/1/2012	12/31/2012		$44.81	$38.84	$43.56
1/1/2013	1/25/2013	*	$49.66	$44.68	$49.66

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 1, 2013 through January 25, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the daily performance of the common stock of SanDisk from January 2, 2003 through January 25, 2013, based on information from Bloomberg, without independent verification. The dotted line represents the Conversion Price, equal to 85% of the closing price on January 25, 2013.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Cobalt International Energy, Inc.

According to its publicly available filings with the SEC, Cobalt International Energy, Inc., which we refer to as Cobalt, is an independent, oil-focused exploration and production company, operating in the deepwater of the U.S. Gulf of Mexico and offshore Angola and Gabon in West Africa. The common stock of Cobalt, par value $0.01 per share (Bloomberg ticker: CIE), is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Cobalt in the accompanying product supplement no. UBS-2-II. Cobalt's SEC file number is 001-34579.

Historical Information Regarding the Common Stock of Cobalt

The following table sets forth the quarterly high and low closing prices of one share of the common stock of Cobalt, based on daily closing prices on the primary exchange for Cobalt, as reported by Bloomberg. The closing price of one share of the common stock of Cobalt on January 25, 2013 was $24.47. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of Cobalt has experienced significant fluctuations. The historical performance of the common stock of Cobalt should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Cobalt during the term of the Notes. We cannot give you assurance that the performance of the common stock of Cobalt will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Cobalt will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Cobalt.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Close
12/16/2009	*	12/31/2009		$13.88	$13.34	$13.84
1/1/2010		3/31/2010		$15.72	$12.19	$13.60
4/1/2010		6/30/2010		$13.96	$6.52	$7.45
7/1/2010		9/30/2010		$9.89	$7.13	$9.55
10/1/2010		12/31/2010		$13.26	$9.02	$12.21
1/1/2011		3/31/2011		$16.81	$12.45	$16.81
4/1/2011		6/30/2011		$16.64	$12.39	$13.63
7/1/2011		9/30/2011		$14.78	$7.65	$7.71
10/1/2011		12/31/2011		$15.98	$7.06	$15.52
1/1/2012		3/31/2012		$34.32	$15.86	$30.03
4/1/2012		6/30/2012		$31.36	$20.18	$23.50
7/1/2012		9/30/2012		$25.44	$20.78	$22.27
10/1/2012		12/31/2012		$28.57	$20.11	$24.56
1/1/2013		1/25/2013	**	$26.79	$24.25	$24.47

*	The common stock of Cobalt commenced trading on December 16, 2009. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated for the fourth calendar quarter of 2009 are for the shortened period from December 16, 2009 through December 31, 2009.
**	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 1, 2013 through January 25, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the daily performance of the common stock of Cobalt from December 16, 2009 through January 25, 2013, based on information from Bloomberg, without independent verification. The common stock of Cobalt commenced trading on December 16, 2009. The dotted line represents the Conversion Price, equal to 80% of the closing price on January 25, 2013.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

The Gap, Inc.

According to its publicly available filings with the SEC, The Gap, Inc., which we refer to as Gap, is a global specialty apparel company that offers apparel, accessories and personal care products for men, women, children and babies. The common stock of Gap, par value $0.05 per share (Bloomberg ticker: GPS), is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Gap in the accompanying product supplement no. UBS-2-II. Gap's SEC file number is 001-07562.

Historical Information Regarding the Common Stock of Gap

The following table sets forth the quarterly high and low closing prices of one share of the common stock of Gap, based on daily closing prices on the primary exchange for Gap, as reported by Bloomberg. The closing price of one share of the common stock of Gap on January 25, 2013 was $33.54. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of Gap has experienced significant fluctuations. The historical performance of the common stock of Gap should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Gap during the term of the Notes. We cannot give you assurance that the performance of the common stock of Gap will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Gap will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Gap.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2008	3/31/2008		$21.37	$17.02	$19.68
4/1/2008	6/30/2008		$20.42	$16.66	$16.67
7/1/2008	9/30/2008		$19.97	$15.25	$17.78
10/1/2008	12/31/2008		$17.64	$9.51	$13.39
1/1/2009	3/31/2009		$14.24	$9.85	$12.99
4/1/2009	6/30/2009		$18.61	$13.73	$16.40
7/1/2009	9/30/2009		$22.55	$14.95	$21.40
10/1/2009	12/31/2009		$23.21	$20.71	$20.95
1/1/2010	3/31/2010		$23.42	$18.86	$23.11
4/1/2010	6/30/2010		$26.21	$19.46	$19.46
7/1/2010	9/30/2010		$19.90	$16.86	$18.64
10/1/2010	12/31/2010		$22.46	$18.12	$22.14
1/1/2011	3/31/2011		$23.05	$19.03	$22.66
4/1/2011	6/30/2011		$23.29	$17.49	$18.10
7/1/2011	9/30/2011		$19.66	$15.52	$16.24
10/1/2011	12/31/2011		$20.33	$15.93	$18.55
1/1/2012	3/31/2012		$26.87	$17.94	$26.14
4/1/2012	6/30/2012		$29.14	$25.23	$27.36
7/1/2012	9/30/2012		$36.19	$27.16	$35.78
10/1/2012	12/31/2012		$37.27	$30.40	$31.04
1/1/2013	1/25/2013	*	$33.54	$31.20	$33.54
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 1, 2013 through January 25, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the daily performance of the common stock of Gap from January 2, 2003 through January 25, 2013, based on information from Bloomberg, without independent verification. The dotted line represents the Conversion Price, equal to 85% of the closing price on January 25, 2013.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

MGM Resorts International

According to its publicly available filings with the SEC, MGM Resorts International, which we refer to as MGM Resorts, is a global hospitality company, operating a portfolio of destination resort brands. The common stock of MGM Resorts, par value $0.01 per share (Bloomberg ticker: MGM), is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of MGM Resorts in the accompanying product supplement no. UBS-2-II. MGM Resorts' SEC file number is 001-10362.

Historical Information Regarding the Common Stock of MGM Resorts

The following table sets forth the quarterly high and low closing prices of one share of the common stock of MGM Resorts, based on daily closing prices on the primary exchange for MGM Resorts, as reported by Bloomberg. The closing price of one share of the common stock of MGM Resorts on January 25, 2013 was $13.00. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of MGM Resorts has experienced significant fluctuations. The historical performance of the common stock of MGM Resorts should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of MGM Resorts during the term of the Notes. We cannot give you assurance that the performance of the common stock of MGM Resorts will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that MGM Resorts will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of MGM Resorts.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2008	3/31/2008		$81.60	$58.39	$58.77
4/1/2008	6/30/2008		$62.13	$33.89	$33.89
7/1/2008	9/30/2008		$36.52	$23.14	$28.50
10/1/2008	12/31/2008		$26.79	$8.79	$13.76
1/1/2009	3/31/2009		$16.10	$1.89	$2.33
4/1/2009	6/30/2009		$13.10	$2.63	$6.39
7/1/2009	9/30/2009		$13.51	$5.52	$12.04
10/1/2009	12/31/2009		$12.33	$8.91	$9.12
1/1/2010	3/31/2010		$12.52	$9.73	$12.00
4/1/2010	6/30/2010		$16.64	$9.64	$9.64
7/1/2010	9/30/2010		$11.44	$9.01	$11.28
10/1/2010	12/31/2010		$14.92	$10.78	$14.85
1/1/2011	3/31/2011		$16.76	$12.33	$13.15
4/1/2011	6/30/2011		$15.72	$11.89	$13.21
7/1/2011	9/30/2011		$15.87	$9.15	$9.29
10/1/2011	12/31/2011		$12.02	$8.23	$10.43
1/1/2012	3/31/2012		$14.74	$11.04	$13.62
4/1/2012	6/30/2012		$13.93	$10.33	$11.16
7/1/2012	9/30/2012		$11.41	$9.00	$10.75
10/1/2012	12/31/2012		$11.81	$9.30	$11.64
1/1/2013	1/25/2013	*	$13.15	$12.27	$13.00

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2013 includes data for the period from January 1, 2013 through January 25, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the daily performance of the common stock of MGM Resorts from January 2, 2003 through January 25, 2013, based on information from Bloomberg, without independent verification. The dotted line represents the Conversion Price, equal to 85% of the closing price on January 25, 2013.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Underwriting Information

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Use of Proceeds and Hedging" beginning on page PS-18 of the accompanying product supplement no. UBS-2-II.

We expect that delivery of the Securities will be made against payment for the Securities on or about the Settlement Date set forth on the front cover of this pricing supplement, which will be the fourth business day following the Trade Date of the Securities (this settlement cycle being referred to as T+4). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the Trade Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.